Exhibit 99.1

HF Financial Corp. Earns $1.7 million in Fiscal Second Quarter 2011 and Declares Regular Quarterly Dividend

Capital Ratios Remain Strong

SIOUX FALLS, SD, January 31, 2011 — HF Financial Corp. (Nasdaq: HFFC) today reported it earned $1.7 million, or $0.25 per diluted share in the second fiscal quarter ended December 31, 2010, up from $490,000, or $0.07 per diluted share in the first fiscal quarter of 2011.  Net income for the fiscal second quarter a year ago was $2.0 million, or $0.38 per diluted share, when it had 1.8 million fewer diluted weighted average shares than it did at December 31, 2010.  In the first six months of fiscal 2011, net income totaled $2.2 million, or $0.32 per diluted share, compared to $2.8 million, or $0.61 per diluted share in the first six months of fiscal 2010.

“With strong capital, stable Net Interest Margin, and solid core deposits, we continue to generate operating profits, pay dividends and build shareholder value,” said Curt Hage, Chairman, President and Chief Executive Officer.  “While we saw an increase in the level of nonperforming loans due to continuing stress in the dairy industry, our overall loan portfolio continues to perform better than many banks in the nation.   Dairy farmers continue to feel the effect of increased feed and operational costs and lower dairy futures prices.  Agricultural loans are a profitable business for us and that section of the loan portfolio is very well diversified, with only 5% of the total loan portfolio in dairy operations.  Reserves were increased modestly in the second quarter to reflect the increase in nonperforming dairy loans.”

Fiscal Second Quarter Financial Highlights (at or for the period ended December 31, 2010)

•                  Capital levels well exceeded the regulatory required levels of 10%, 6% and 5%, respectively, to meet the well-capitalized requirement established by regulators:

•      Total risk-based capital to risk weighted assets was 12.22%

•      Tier 1 capital to risk-weighted assets was 11.31%

•      Tier 1 capital to total adjusted assets was 9.13%.

•                  Cash dividends, paid for over 18 years, are an important part of building shareholder value.  The most recent dividend of $0.1125 per share generates a current annualized yield of 4.2% at recent market prices.

•                  Total fiscal second quarter 2011 adjusted revenue, which excludes other-than-temporary impairment credit loss and net gains on the sale of securities, increased 13.0% to $13.4 million compared to $11.8 million in the year ago quarter.   A record quarter of mortgage loan closings helped bolster growth in noninterest income revenue.  Adjusted revenue is a non-GAAP financial measure.

•                  Nonperforming assets (NPAs) increased to $31.7 million, or 2.58% of total assets in the second fiscal quarter, from $23.1 million, or 1.84% of total assets in the previous quarter, with the majority of NPAs linked to the dairy industry.

•                  The net interest margin expressed on a fully taxable equivalent basis (“Net Interest Margin, TE”) maintained its stability at 3.32% in the second fiscal quarter compared to 3.33% in the previous quarter.  Relative to the same period in the prior year, the Net Interest Margin, TE increased 2 basis points from 3.30%.  Net Interest Margin, TE is a non-GAAP financial measurement.

•                  Total deposits increased to $910.3 million from $877.6 million while borrowings decreased to $167.4 million from $230.4 million.  Seasonal pay down on commercial and agricultural lines of credit in the recent quarter provided additional cash flow to reduce borrowings.

Economic Update

The Sioux Falls unemployment rate was 4.4% in November 2010.  “Unemployment continues to be well below national levels in our region,” said Hage.  “Business leaders continue to be cautiously optimistic about the economic recovery in 2011, and we expect a steady recovery to continue to provide opportunities for our lending teams to cultivate and meet the needs of our clients and build market share.”

“Growth opportunities lie in the Minneapolis area, and while we were unsuccessful in one FDIC assisted transaction bid, we are confident there will be more opportunities in that market,” Hage added.

Asset Quality and Balance Sheet Review

Total assets decreased slightly during the second fiscal quarter to $1.23 billion from $1.26 billion at September 30, 2010 due primarily to the net pay down of activity in loan and leases receivable.  Loans and leases receivable declined to $860.6 million at December 31, 2010 from $880.1 million in the preceding quarter.  Relative to one year ago, the balance has increased 5.1% from $819.0 million.  Liquidity continues to remain high, both on balance sheet and through off-balance sheet access to funds.

Deposits increased to $910.3 million at December 31, 2010, from $877.6 million at September 30, 2010, largely as a result of obtaining additional seasonal public funds.  Noninterest-bearing demand deposits totaled $108.8 million at December 31, 2010, or 12.0% of the deposit portfolio.  Total low-cost deposits (excluding all time deposits) were $497.9 million at December 31, 2010, or 54.7% of the deposit portfolio compared to $423.7   million or 49.1% of total deposits a year ago when certificates of deposits were a higher percentage of total deposits.  “Our margins have improved slightly due to the number of customers who prefer the flexibility of unrestricted deposit accounts,” said Hage.

Nonperforming assets (NPAs) increased to $31.7 million at December 31, 2010, from $23.1 million the previous quarter.  Total NPAs were 2.58% of total assets at December 31, 2010, compared to 1.84% at September 30, 2010.  As noted after the first quarter, the added problem credits are primarily related to the deterioration in dairy farming.  Dairy loans totaled approximately $44.6 million at December 31, 2010, with $17.9 million in nonperforming status. “Though we have seen an increase in nonperforming dairy loans, our analysis did not produce materially increased reserves for the loan portfolio.  We remain diligent in the review of all of our dairy loans and will continue to closely observe the performance of our dairy loans and industry developments,” Hage said.   Nonperforming assets consist of nonaccruing loans, accruing loans 90 days or more past due and foreclosed assets.

The allowance for loan losses at December 31, 2010 totaled $13.0 million, representing 1.49% of total loans outstanding and 41.4% of nonperforming loans, compared to $12.3 million, or 1.37% of total loans and 55.5% of nonperforming loans at September 30, 2010.  Nonaccruing loans and leases totaled $26.9 million at December 31, 2010, compared to $18.0 million in the preceding quarter.  Net charge-offs in the quarter totaled $538,000, or 0.24% of average loans outstanding, compared to $623,000, or 0.28% of average loans outstanding the fiscal first quarter.  During the second quarter of fiscal 2011, three agricultural loans were restructured which had loan balances of $12.4 million.  At December 31, 2010, the total amount of restructured loans in nonaccrual status is $15.2 million, while the amount of restructured loans that are accruing is $4.0 million.  All loans that were restructured are agricultural loans.

At December 31, 2010, the investment securities portfolio held six trust preferred pools at an adjusted cost basis of $9.3 million and a fair value of $2.9 million.  Home Federal did not record an other-than-temporary (OTTI) credit loss impairment on these investments for the quarter ended December 31, 2010, compared to $340,000 for the second quarter of the prior year. Year to date the OTTI credit loss impairment was $0 compared to $2.2 million in the first six months of fiscal 2010.

Tangible common shareholders’ equity to tangible assets was 7.37% at December 31, 2010.  Tangible book value per common share was $12.90 at December 31, 2010, compared to $12.97 a year ago.  The company’s tangible common equity ratio was 7.21% at June 30, 2010, compared to 7.46% at December 31, 2009.

The Company remains well-capitalized with Tier 1 Capital to Risk Weighted Assets of 11.31% at December 31, 2010, while its Tier 1 Capital to Adjusted Total Assets was 9.13%.  These regulatory ratios were higher than the required minimum levels of 6.00% and 5.00%, respectively.

Review of Operations

The provision for loan losses decreased from the previous quarter by $2.1 million, gain on sale of loans increased by $356,000, gains on the sale of securities decreased $303,000, and noninterest expense increased $214,000.  These were the primary factors which resulted in an increased net income before income taxes of $2.0 million when compared to the linked-quarter ended September 30, 2010.

Second quarter fiscal 2011 net interest income, before the provision for loan losses, increased by $16,000 on a linked-quarter basis and increased $783,000 from the year ago quarter.  Net interest income totaled $9.6 million for the second quarter of fiscal 2011 compared to $9.6 million for the first quarter of fiscal 2011, and $8.9 million in the year ago quarter.

The Net Interest Margin, TE as a percentage of average earning assets was 3.32% for the second quarter of fiscal 2011 compared to 3.33% for the previous quarter.  Year-to-date Net Interest Margin, TE increased 6 basis points to 3.33% from 3.27% in the first six months of fiscal 2010.

Fiscal second quarter noninterest income was $3.8 million, or a $59,000 increase from the previous quarter.  The gain on the sale of loans increased by $356,000 due to higher volume of mortgage activity.  The gain on the sale of securities decreased $303,000 from the previous quarter due to reduced gains recorded.

Noninterest, or operating, expenses increased to $9.6 million in the second quarter from $9.4 million in the first quarter of fiscal 2011, primarily reflecting higher insurance premiums and costs related to resolving REO properties.

Quarterly Dividend Declared

The Company announced that its board of directors has declared another regular quarterly cash dividend of $0.1125 per common share for the second quarter of fiscal 2011.  The dividend will be paid February 18, 2011 to stockholders of record February 11, 2011.

Use of Non-GAAP Financial Measures

This press release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). “Adjusted Revenue,” which excludes other-than-temporary impairment charges and net gain on the sale of securities, and “Net Interest Margin, TE” are non-GAAP financial measures. The Company believes Adjusted Revenue is useful to investors because it allows for greater transparency, facilitates comparison to prior periods and peer results and assists in forecasting performance for future periods. Further information regarding the usefulness of Net Interest Margin, TE appears in the notes to the attached financial statements.  The Company believes that the presentation of non-GAAP financial measures will permit investors to assess the Company’s core operating results on the same basis as management. Non-GAAP financial measures should be considered supplemental to, not a substitute for or superior to, financial measures calculated in accordance with GAAP. As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titled measures reported by other companies. Reconciliation of the Non-GAAP measure to the most comparable GAAP measure is set forth in the notes to the attached financial statements.

About HF Financial Corp.

HF Financial Corp., based in Sioux Falls, SD, is the parent company for financial services companies, including Home Federal Bank, Mid America Capital Services, Inc., dba Mid America Leasing Company, Hometown Investment Services, Inc. and HF Financial Group, Inc.  The largest publicly traded savings association headquartered in South Dakota, HF Financial Corp. operates with 33 offices in 19 communities, throughout Eastern South Dakota and one location in Marshall, Minnesota.  Internet banking is also available at www.homefederal.com.

This news release and other reports issued by the Company, including reports filed with the Securities and Exchange Commission, contain “forward-looking statements” that deal with future results, expectations, plans and performance.  In addition, the Company’s management may make forward-looking statements orally to the media, securities analysts, investors or others.  These forward-looking statements might include one or more of the following:

•                  Projections of income, loss, revenues, earnings or losses per share, dividends, capital expenditures, capital structure, adequacy of loan loss reserves, tax benefit or other financial items.

•                  Descriptions of plans or objectives of management for future operations, products or services, transactions, investments and use of subordinated debentures payable to trusts.

•                  Forecasts of future economic performance.

•                  Use and descriptions of assumptions and estimates underlying or relating to such matters.

Forward-looking statements can be identified by the fact they do not relate strictly to historical or current facts.  They often include words such as “optimism,” “look-forward,” “bright,” “pleased,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may”.

Forward-looking statements about the Company’s expected financial results and other plans are subject to certain risks, uncertainties and assumptions.  These include, but are not limited to the following: possible legislative changes and adverse economic, business and competitive conditions and developments (such as shrinking interest margins and continued short-term environments); additional other-than-temporary impairment credit loss incurred in the Company’s trust preferred securities portfolio; deposit outflows, reduced demand for financial services and loan products; changes in accounting policies or guidelines, or in monetary and fiscal policies of the federal government; changes in credit and other risks posed by the Company’s loan and lease portfolios; the ability or inability of the Company to manage interest rate and other risks; unexpected or continuing claims against the Company’s self-insured health plan; the ability or inability of the Company to successfully enter into a definitive agreement for and close anticipated transactions; technological, computer-related or operational difficulties; adverse changes in securities markets; results of litigation; and the other risks detailed from time to time in the Company’s SEC filings, including but not limited to, its annual report on Form 10-K for the fiscal year ending June 30, 2010, and its subsequent quarterly reports on Form 10-Q.

Forward-looking statements speak only as of the date they are made.  The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.  Although the Company believes its expectations are reasonable, it can give no assurance that such expectations will prove to be correct.  Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described in any forward-looking statements.

CONTACT:  HF Financial Corp.

Curtis L. Hage, Chairman, President and Chief Executive Officer  (605) 333-7556

HF Financial Corp.

Selected Consolidated Operating Highlights

(Dollars in Thousands, except share data)

(Unaudited)

	Three Months Ended			Six Months Ended
	December 31,	September 30,	December 31,	December 31,
	2010	2010	2009	2010	2009
Interest, dividend and loan fee income:
Loans and leases receivable	$12,540	$12,708	$12,352	$25,248	$24,695
Investment securities and interest-earning deposits	1,471	1,483	1,995	2,954	4,285
	14,011	14,191	14,347	28,202	28,980
Interest expense:
Deposits	2,428	2,612	3,332	5,040	6,856
Advances from Federal Home Loan Bank and other borrowings	1,942	1,954	2,157	3,896	4,515
	4,370	4,566	5,489	8,936	11,371
Net interest income	9,641	9,625	8,858	19,266	17,609

Provision for losses on loans and leases	1,268	3,367	424	4,635	767

Net interest income after provision for losses on loans and leases	8,373	6,258	8,434	14,631	16,842

Noninterest income:
Fees on deposits	1,590	1,609	1,403	3,199	2,849
Loan servicing income	417	502	488	919	979
Gain on sale of loans, net	1,103	747	537	1,850	1,033
Earnings on cash value of life insurance	168	166	164	334	328
Trust income	162	154	207	316	464
Gain on sale of securities, net	94	397	603	491	1,136

Total other-than-temporary impairment losses	—	—	(1,663)	—	(2,081)
Portion of loss recognized in other comprehensive income	—	—	1,323	—	(117)
Net impairment losses recognized in earnings	—	—	(340)	—	(2,198)

Other	307	207	191	514	360
	3,841	3,782	3,253	7,623	4,951

Noninterest expense:
Compensation and employee benefits	5,532	5,547	5,139	11,079	10,302
Occupancy and equipment	1,138	1,139	1,100	2,277	2,184
FDIC insurance	407	344	335	751	660
Check and data processing expense	660	706	677	1,366	1,375
Professional fees	573	591	337	1,164	937
Marketing and community investment	469	406	494	875	965
Foreclosed real estate and other properties, net	110	25	48	135	67
Other	752	669	649	1,421	1,238
	9,641	9,427	8,779	19,068	17,728

Income before income taxes	2,573	613	2,908	3,186	4,065
Income tax expense	830	123	947	953	1,249

Net income	$1,743	$490	$1,961	$2,233	$2,816

Basic earnings per common share:	$0.25	$0.07	$0.38	$0.32	$0.61
Diluted earnings per common share:	$0.25	$0.07	$0.38	$0.32	$0.61
Basic weighted average shares:	6,970,787	6,946,303	5,201,869	6,958,545	4,616,130
Diluted weighted average shares:	6,973,214	6,946,547	5,204,102	6,959,652	4,622,984
Outstanding shares (end of period):	6,978,561	6,963,039	6,938,538	6,978,561	6,938,538

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands, except share data)

(Unaudited)

	12/31/2010	9/30/2010	6/30/2010

Balance Sheet Data
Total assets	$1,226,033	$1,260,484	$1,253,015
Cash and cash equivalents	18,995	21,838	20,805
Securities available for sale	260,664	268,716	264,442
Loans and leases receivable, net	847,530	867,748	862,704
Loans held for sale	17,013	18,120	25,287
In-Market Deposits	890,913	848,207	891,360
Out-of-Market Deposits	19,403	29,411	22,904
Advances from Federal Home Loan Bank and other borrowings	167,362	230,366	190,719
Subordinated debentures payable to trusts	27,837	27,837	27,837
Stockholders’ equity	94,400	93,373	94,435

Common stockholder’s equity before OCI (1) to consolidated assets OCI components to consolidated assets:	8.09%	7.78%	7.83%
Net changes in unrealized gain (loss) on securities available for sale	(0.13)	(0.05)	(0.05)
Net unrealized losses on defined benefit plan	(0.06)	(0.06)	(0.06)
Net unrealized losses on derivatives and hedging activities	(0.17)	(0.23)	(0.16)
Goodwill to consolidated assets	(0.36)	(0.35)	(0.35)
Tangible common equity to tangible assets	7.37%	7.09%	7.21%

Tangible book value per common share (2)	$12.90	$12.78	$12.97

Tier I capital (to adjusted total assets) (3)	9.13%	8.73%	8.69%
Tier I capital (to risk weighted assets) (3)	11.31%	10.80%	10.79%
Total risk-based capital (to risk-weighted assets) (3)	12.22%	11.71%	11.68%

Number of full-service offices	33	33	33

(1)  Accumulated other comprehensive income (loss).

(2)  Common equity reduced by goodwill and divided by number of shares of outstanding common stock.

(3)  Capital ratios for Home Federal Bank.

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands, Except per Share Data)

(Unaudited)

Loan and Lease Portfolio Composition

	December 31, 2010		June 30, 2010
	Amount	Percent	Amount	Percent

One-to four-family (1)	$66,140	7.69%	$72,392	8.30%
Commercial real estate	222,071	25.80%	216,479	24.82%
Commercial business (2)	93,578	10.87%	99,892	11.45%
Multi-family real estate	48,773	5.67%	50,064	5.74%
Equipment finance leases	8,249	0.96%	10,642	1.22%
Consumer direct (3)	123,428	14.34%	122,832	14.08%
Consumer indirect (4)	4,403	0.51%	8,186	0.94%
Agricultural	270,140	31.39%	270,568	31.02%
Construction	23,797	2.77%	21,225	2.43%
Total loans and leases receivable (5)	$860,579	100.00%	$872,280	100.00%

(1) Excludes $15,958 and $20,394 loans held for sale at December 31, 2010 and June 30, 2010, respectively.

(2) Includes $2,489 and $2,599 tax exempt leases at December 31, 2010 and June 30, 2010, respectively.

(3) Excludes $1,055 and $4,893 student loans held for sale at December 31, 2010 and June 30, 2010, respectively.

(4) The Company announced Consumer Indirect originations ceased during the first quarter of Fiscal 2008.

(5) Includes deferred loan fees and discounts.

Deposit Composition

	December 31, 2010		June 30, 2010
	Amount	Percent	Amount	Percent

Noninterest bearing checking accounts	$108,800	11.95%	$117,139	12.81%
Interest bearing checking accounts	110,961	12.19%	100,231	10.96%
Money market accounts	180,849	19.87%	189,821	20.76%
Savings accounts	97,265	10.68%	83,136	9.09%
In-market certificates of deposit	393,038	43.18%	401,033	43.86%
Out-of-market certificates of deposit	19,403	2.13%	22,904	2.51%
Total deposits	$910,316	100.00%	$914,264	100.00%

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands)

(Unaudited)

Allowance for Loan and Lease Loss Activity

	Three Months Ended		Six Months Ended
	12/31/2010	12/31/2009	12/31/2010	12/31/2009
Balance, beginning	$12,319	$8,503	$9,575	$8,470
Provision charged to income	1,268	424	4,635	767
Charge-offs	(569)	(459)	(1,287)	(814)
Recoveries	31	44	126	89
Balance, ending	$13,049	$8,512	$13,049	$8,512

	12/31/2010	9/30/2010	12/31/2009

Asset Quality
Nonaccruing loans and leases	$26,859	$17,956	$9,666
Accruing loans and leases delinquent more than 90 days	4,638	4,235	5,407
Foreclosed assets	164	942	1,133
Total nonperforming assets	$31,661	$23,133	$16,206

FAS Statement No. 5 Allowance for loan and lease losses	$9,101	$9,405	$8,370
FAS Statement No. 114 Impaired loan valuation allowance	3,948	2,914	142
Total allowance for loans and lease losses	$13,049	$12,319	$8,512

Ratio of nonperforming assets to total assets at end of period (1)	2.58%	1.84%	1.38%
Ratio of nonperforming loans and leases to total loans and leases at end of period (2)	3.59%	2.47%	1.79%
Ratio of net charge offs to average loans and leases for the year-to-date period	0.26%	0.28%	0.17%
Ratio of allowance for loan and lease losses to total loans and leases at end of period	1.49%	1.37%	1.01%
Ratio of allowance for loan and lease losses to nonperforming loans and leases at end of period (2)	41.43%	55.51%	56.47%

(1)	Nonperforming assets include nonaccruing loans and leases, accruing loans and leases delinquent more than 90 days and foreclosed assets.
(2)	Nonperforming loans and leases include both nonaccruing and accruing loans and leases delinquent more than 90 days.

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands)

(Unaudited)

Average Balances, Interest Yields and Rates

	Three Months Ended
	December 31,2010		September 30,2010
	Average	Yield/Rate	Average	Yield/Rate
Interest-earning assets:
Loans and leases receivable (1) (3)	$885,970	5.62%	$892,630	5.65%
Investment securities (2) (3)	279,694	2.09%	268,988	2.19%
Total interest-earning assets	1,165,664	4.77%	1,161,618	4.85%
Noninterest-earning assets	80,328		79,949
Total assets	$1,245,992		$1,241,567

Interest-bearing liabilities:
Deposits:
Checking and money market	$270,665	0.51%	$269,008	0.56%
Savings	79,883	0.33%	76,507	0.34%
Certificates of deposit	429,799	1.86%	436,885	1.97%
Total interest-bearing deposits	780,347	1.23%	782,400	1.32%
FHLB advances and other borrowings	204,532	2.87%	195,220	3.03%
Subordinated debentures payable to trusts	27,837	6.56%	27,837	6.57%
Total interest-bearing liabilities	1,012,716	1.71%	1,005,457	1.80%
Noninterest-bearing deposits	104,485		104,727
Other liabilities	34,810		37,184
Total liabilities	1,152,011		1,147,368
Equity	93,981		94,199
Total liabilities and equity	$1,245,992		$1,241,567

Net interest spread (4)		3.06%		3.05%
Net interest margin (4) (5)		3.28%		3.29%
Net interest margin, TE (6)		3.32%		3.33%
Return on average assets (7)		0.55%		0.16%
Return on average equity (8)		7.36%		2.06%

(1)  Includes loan fees and interest on accruing loans and leases past due 90 days or more.

(2)  Includes federal funds sold and Federal Home Loan Bank stock.

(3)  Yields do not reflect the tax exempt nature of loans, equipment leases and municipal securities.

(4)  Percentages for the three months ended December 31, 2010 and September 30, 2010 have been annualized.

(5)  Net interest income divided by average interest-earning assets.

(6)  Net interest margin expressed on a fully taxable equivalent basis (“Net Interest Margin, TE”) is a non-GAAP financial measure.  The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and adjusting for federal and state exemption of interest income and certain other permanent income tax differences.  We believe that it is a standard practice in the banking industry to present net interest margin expressed on a fully taxable equivalent basis, and accordingly believe the presentation of this non-GAAP financial measure may be useful for peer comparison purposes.  As a non-GAAP financial measure, Net Interest Margin, TE should be considered supplemental to and not a substitute for or superior to, financial measures calculated in accordance with GAAP.  As other companies may use different calculations for Net Interest Margin, TE, this presentation may not be comparable to similarly titled measures reported by other companies.

(7)  Ratio of net income to average total assets.

(8)  Ratio of net income to average equity.

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands)

(Unaudited)

Average Balances, Interest Yields and Rates

	Six Months Ended
	December 31,2010		December 31,2009
	Average	Yield/Rate	Average	Yield/Rate
Interest-earning assets:
Loans and leases receivable (1) (3)	$889,319	5.63%	$850,238	5.76%
Investment securities (2) (3)	274,341	2.14%	235,577	3.61%
Total interest-earning assets	1,163,660	4.81%	1,085,815	5.29%
Noninterest-earning assets	80,225		76,074
Total assets	$1,243,885		$1,161,889

Interest-bearing liabilities:
Deposits:
Checking and money market	$269,811	0.53%	$222,467	0.55%
Savings	78,195	0.33%	67,796	0.37%
Certificates of deposit	433,342	1.91%	440,276	2.76%
Total interest-bearing deposits	781,348	1.28%	730,539	1.86%
FHLB advances and other borrowings	199,876	2.95%	199,959	3.57%
Subordinated debentures payable to trusts	27,837	6.56%	27,837	6.55%
Total interest-bearing liabilities	1,009,061	1.76%	958,335	2.35%
Noninterest-bearing deposits	104,635		95,846
Other liabilities	36,053		31,381
Total liabilities	1,149,749		1,085,562
Equity	94,136		76,327
Total liabilities and equity	$1,243,885		$1,161,889

Net interest spread (4)		3.05%		2.94%
Net interest margin (4) (5)		3.28%		3.22%
Net interest margin, TE (6)		3.33%		3.27%
Return on average assets (7)		0.36%		0.48%
Return on average equity (8)		4.71%		7.32%

(1)  Includes loan fees and interest on accruing loans and leases past due 90 days or more.

(2)  Includes federal funds sold and Federal Home Loan Bank stock.

(3)  Yields do not reflect the tax exempt nature of loans, equipment leases and municipal securities.

(4)  Percentages for the six months ended December 31, 2010 and December 31, 2009 have been annualized.

(5)  Net interest income divided by average interest-earning assets.

(6)  Net interest margin expressed on a fully taxable equivalent basis (“Net Interest Margin, TE”) is a non-GAAP financial measure.  The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and adjusting for federal and state exemption of interest income and certain other permanent income tax differences.  We believe that it is a standard practice in the banking industry to present net interest margin expressed on a fully taxable equivalent basis, and accordingly believe the presentation of this non-GAAP financial measure may be useful for peer comparison purposes.  As a non-GAAP financial measure, Net Interest Margin, TE should be considered supplemental to and not a substitute for or superior to, financial measures calculated in accordance with GAAP.  As other companies may use different calculations for Net Interest Margin, TE, this presentation may not be comparable to similarly titled measures reported by other companies.

(7)  Ratio of net income to average total assets.

(8)  Ratio of net income to average equity.

HF Financial Corp.

Non-GAAP Disclosure Reconciliation

Net Interest Margin to Net Interest Margin-Tax Effective Yield

(Dollars in Thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,	September 30,	December 31,
	2010	2010	2010	2009

Net interest income	$9,641	$9,625	$19,266	$17,609
Taxable equivalent adjustment	117	129	246	289
Adjusted net interest income	9,758	9,754	19,512	17,898
Average interest-earning assets	1,165,664	1,161,618	1,163,660	1,085,815
Net interest margin, TE	3.32%	3.33%	3.33%	3.27%

HF Financial Corp.

Non-GAAP Disclosure Reconciliation

Revenue to Adjusted Revenue

(Dollars in Thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Net interest income	$9,641	$8,858	$19,266	$17,609
Noninterest income	3,841	3,253	7,623	4,951
Total revenue	13,482	12,111	26,889	22,560
Gain on sale of securities, net	(94)	(603)	(491)	(1,136)
Net impairment losses recognized in earnings	—	340	—	2,198
Adjusted revenue	$13,388	$11,848	$26,398	$23,622